EXHIBIT 99.2

On April 28, 2004, inTEST Corporation held a webcast conference call to review its first quarter 2004 results and discuss management's expectations for the second quarter of 2004 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Conference Coordinator:

Ladies and gentlemen, thank you for standing by. Welcome to inTEST's first quarter 2004 results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the one followed by the four on your push button phone. As a reminder this conference is being recorded today. A replay will also be accessible at www.intest.com. I would now like to turn the conference over to David Pasquale. Please go ahead, sir.

David Pasquale:

Thank you. Good afternoon and welcome to today's call. Joining us from the inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Jr., Treasurer and Chief Financial Officer. Bob will briefly review highlights from the first quarter. Hugh will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Moon Lee of The Ruth Group at 646-536-7001 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Bob Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David and welcome everyone to today's call. This was another positive quarter for us based on revenue growth and customer order activity. Recent reports from companies across the semiconductor industry have been very encouraging. The up-tick in orders at capital equipment companies appears to be continuing. Importantly, recent results seemed to indicate that inventory in the channel is at a healthy level due to continuing consumer demand. These trends bode well for our business and give us confidence in our outlook. We remain very close to our customers with our sales executives carefully monitoring all forecasts. Overall, sentiment remains positive with no excessive or double ordering apparent in customer forecasts.

For the first quarter, our results exceeded our forecast and reflect the improved demand we are seeing across the industry. Revenues were up 15% to $17.0 million from $14.8 million in the prior quarter. This follows the 17% sequential gain we reported in the fourth quarter over the third quarter. We returned to profitability in the first quarter with net income of $0.11 cents per diluted share, compared to a loss of $0.14 cents per share in the year ago first quarter.

Bookings increased 7% to $17.2 million in the first quarter, compared to $16.1 million for the fourth quarter. Within this figure, we are seeing healthy orders on both a domestic and an international basis. We expect these improved trends to continue as we build on the momentum in our business and benefit from a recovery in the broader semiconductor industry.

We are benefiting from a series of new product introductions and a broader mix of sales at existing inTEST customers. . Our new INTESTLOGIC line of compact, pneumatically-powered test head manipulators have been very well received by both end users and OEM customers. These products are presently manufactured in our facility in Rosenheim, Germany, but as demand increases we will also utilize our Thame, England and Cherry Hill NJ locations.

In Sunnyvale CA , our TestDesign group's new Centaur modular tester interface is also receiving broad acceptance from both end users and OEM's. With design approvals at 3 major customers, we expect significant near-term orders.

Temptronic, our thermal equipment group in Sharon, MA, is experiencing a strong upturn in business. As we mentioned last quarter, we have started selling into several promising non-traditional markets. The goal here is to diversify our business and reduce our exposure to the cyclicality of the semiconductor ATE market. Specifically, inTEST is leveraging its Temptronic Thermostream® and Thermofixture® products to target industries that require precision cooling and heating to test electrical components, modules, sensors and actuators. We have started working with new customers in the automotive, medical, aerospace and telecom industries. During the last 2 months, fully half of our ThermoStream/ThermoFixture sales have been to these non-traditional markets.

Also, on the thermal chuck side of the business, we have also begun shipments of the new Atlas 300mm thermal chuck to Temptronic's largest OEM customer.

Separately, as noted in the press release, we have added 2 new independent directors to our Board of Directors and adopted new corporate governance guidelines. We take this very seriously and have always been committed to transparency in our reporting and the highest corporate standards. With the addition of the two new independent directors, the total number of directors on our Board is nine, with a majority being independent. The new directors are Joseph A. Savarese and James W. Schwartz, Esq. Mr. Savarese comes to us with over 40 years in the semiconductor and electronics industries in a number of positions with multiple firms. Most recently, Mr. Savarese was Vice President of Business Development for Electroglas, Inc. Mr. Schwartz joins us as a retired partner of Saul Ewing LLP, inTEST's law firm where he has been advising public companies on various corporate and securities issues for over 40 years.

In addition, our Board of Directors have also adopted new corporate governance guidelines, reorganized existing committees and added new comittees, and adopted new committee charters to implement the requirements and principles of the Sarbanes-Oxley Act and the listing standards of Nasdaq. Previously we had an Executive Committee, an Audit Committee and a Compensation Committee. We have now added a Nominating Committee and an Intellectual Property Committee. Mr. Savarese will join the Audit, Compensation and Nominating Committees, and Mr. Schwartz will join the Executive, Audit, Compensation and Nominating Committees. In line with corporate governance "best practice" guidelines, we will start posting our new corporate governance guidelines and committee charters under the investor relations section of our website. This way the information is easily accessible to investors or interested parties.

All in all, we are optimistic about our outlook. Our efforts to expand business at existing and new semiconductor customers, as well as our ability to leverage our products into new, non-traditional markets, give us confidence going forward. We remain positive in our outlook and expect these favorable trends to continue as the overall industry rebounds

Let me now turn the call over to Hugh to go through the detailed financials and guidance.

Hugh.

Hugh Regan, Jr.:

Thanks, Bob.

First, I will review the income statement. Net revenues for the first quarter of 2004 were $17.0 million, an increase of $2.2 million or 15% from the $14.8 million we reported in the fourth quarter. In the first quarter, end-user net revenue was $9.8 million or 58% of net revenues compared with $8.6 million or 58% of net revenues in the fourth quarter. OEM net revenue was $7.2 million or 42% of net revenues in the first quarter, compared with $6.2 million or 42% of net revenues in the fourth quarter.

I will now provide a breakdown of net revenues by product segment. Net revenues for the manipulator and docking hardware segment were $10.0 million or 59% of net revenues in the first quarter, compared with $8.5 million or 57% of net revenues in the fourth quarter.

Our temperature management segment had net revenues of $4.8 million or 28% of net revenues in the first quarter, compared with $4.4 million or 30% of net revenues in the fourth quarter.

Finally, our tester interface segment reported net revenues of $2.2 million or 13% of net revenues in the first quarter, compared with $1.9 million or 13% of net revenues in the fourth quarter.

I will now discuss the company's gross margins for the quarter. The company's overall gross margin for the quarter ended March 31, 2004 improved to $7.2 million or 42.4% compared to $5.9 million or 39.9% in the fourth quarter. The increase in gross margin was a direct result of the increase in revenues as well as a significant reduction in inventory obsolescence charges in the first quarter as compared to the fourth quarter.

The components of gross margin for the first quarter: material cost represented $6.4 million or 37.7% of net revenues, compared with $5.0 million or 33.8% in the fourth quarter. Inventory obsolescence expense was $118,000 or 0.8% of net revenues in the first quarter, compared to $612,000 or 4.1% in the fourth quarter.

Direct labor costs were approximately $534,000 or 3.1% of net revenues in the first quarter, compared to approximately $570,000 or 3.8% in the fourth quarter. Operations expense was $2.7 million or 16.0% of net revenues in the first quarter, compared to $2.7 million or 18.3% of revenues in the fourth quarter.

I will now review gross margin by product segment. The positioner and docking hardware products segment had a gross margin of $4.6 million or 43.0% of net revenues in the first quarter, compared to a gross margin of $4.0 million or 40.3% in the fourth quarter. The temperature management segment had a gross margin of $2.8 million or 50.2% of net revenues in the first quarter, compared to a gross margin of $1.9 million or 37.2% in the fourth quarter. And finally, our tester interface segment had a gross margin of $2.1 million or 68.6% of net revenues in the first quarter, compared with $2.7 million or 84.0% in the third quarter.

I'll now discuss the breakdown of operating expenses for the quarter.

Selling expense was $2.7 million or 16% of net revenues for the first quarter, compared with $3.0 million or 20% of net revenues in the fourth quarter, a decrease of $251,000 or 10%. The primary reason for the decrease was the $176,000 reduction in product warranty expense in the first quarter compared to the fourth quarter. However, warranty expense for the quarter was $392,000, which was approximately $142,000 above historical recurring levels. We anticipate that warranty expense will return to lower levels in the future. There were also increases in freight and advertising expense during the quarter.

Engineering and product development expense was $1.7 million or 10% of net revenues in the first quarter, compared to $1.8 million or 12% of net revenues in the fourth quarter, a decrease of $92,000 or 5%. The declines were in spending on third party product development consultants and travel.

General and administrative expense was $1.7 million or 10% of net revenues in the first quarter, compared to $1.8 million or 12% of net revenues in the fourth quarter, a decrease of $27,000 or 2%. Reductions in spending on communications, professional services and data processing were offset by increases in profit related bonuses, investor relations expenses and costs associated with the implementation of Sarbanes 404.

Other income was $6,000 for the first quarter, compared to $98,000 in the fourth quarter, a decrease of $92,000. Other income declined due to several factors including a number of one time items during the fourth quarter, such as insurance policy refunds and equipment rental fees, as well as foreign exchange losses of $27,000 in the first quarter compared to foreign exchange gains of $7,000 in the fourth quarter.

Our pre-tax income was $1.1 million or $0.13 per diluted share for the first quarter, compared to a pre-tax loss of $446,000 or ($0.05) per diluted share in the fourth quarter.

Income tax expense was $125,000 in the first quarter compared to $439,000 in the fourth quarter. Our effective tax rate was not meaningful in either quarter. As we have since the third quarter of 2003, we did not accrue any income tax expense on the earnings of our domestic or U.K. operations. We do not expect to record income tax expense on these operations for several quarters.

Our net income for the first quarter was $1.0 million or $0.11 cents per diluted share, compared to a net loss of $885,000 or ($0.11) cents per diluted share in the fourth quarter. Average shares outstanding in the first quarter were 8,724,000, compared to 8,354,000 in the fourth quarter. The difference in average shares is due to not using the higher diluted shares outstanding when we had losses as required by GAAP.

I will now review the balance sheet. Cash and cash equivalents at the end of March were $6.0 million, up from the $5.1 million at the end of December.

Accounts receivable was $10.7 million at the end of March, up $1.5 million from $9.2 million at the end of December. The increase is due to the improved sales results.

Inventories increased to $8.5 million at March 31, from $7.3 million at the end of December. Refundable domestic income taxes were $729,000 at March 31, compared to $751,000 at December 31.

Total current assets stood at $26.6 million at March 31, compared to $22.9 million at the end of December.

Net property plant and equipment was $4.3 million at the end of the first quarter, compared to $4.5 at the end of December. Capital expenditures during the first quarter were $316,000.

Goodwill and other intangible assets were unchanged at $1.8 million. Total assets were $33.4 million at March 31, compared with $30.0 million at December 31.

Accounts payable was $5.3 million at March 31, compared to $3.5 million at December 31. The increase in accounts payable was due to the increased business activity during the quarter. Accrued expense was $3.9 million at the end of the first quarter, compared to $3.4 million at the end of December. Foreign income taxes payable were $363,000 at the end of March compared to $278,000 at the end of December.

Current liabilities totaled $9.6 million at March 31, compared to $7.2 million at December 31. Finally, stockholder's equity stood at $23.6 million at the end of March, compared to $22.6 million at the end of December.

I will now discuss our bookings and backlog. As Bob mentioned earlier, the Company's bookings during the quarter were $17.2 million, compared to $16.1 million in the third quarter, an increase of $1.1 million or 7%.

A breakdown of bookings by product segment: positioner and docking hardware segment was $9.0 million or 52% of bookings in the first quarter, compared with $9.3 million or 58% in the fourth quarter. Temperature management segment was $4.3 million or 25% in the first quarter, compared to $4.3 million or 27% of bookings in the fourth quarter. And finally, the tester interface segment was $3.9 million or 23% of bookings in the first quarter, compared with $2.5 million or 15% of bookings in the fourth quarter. At March 31 the Company's backlog was approximately $13.9 million - down $1.0 million from $14.9 million at the end of December.

I will now provide our guidance for the second quarter 2004. Overall, we continue to gain confidence in our business. Based on current customer forecasts and business conditions, we expect net revenues for the quarter ending June 30, 2004 will be in the range of $17.5 million to $19.0 million. However, due to an anticipated shift in product mix, with a higher percentage of lower margin OEM business than we experienced in the first quarter of 2004, we expect pre-tax earnings in the range of $0.07 to $0.14 per diluted share.

I will emphasize again that this is before recording any tax benefits. As a result of recording the valuation allowance against all net deferred tax assets as required by FAS 109, we will not be recording any income tax expense or benefit until we have several quarters of positive earnings. Several quarters ago, we changed our guidance from the historical, after-tax guidance to pre-tax guidance as a result of variability in the company's effective tax rates potentially over the next several quarters.

That's it for my financial results at this time. We'll now open up for Q&A.

Conference Coordinator:

Thank you. The floor is now open for questions. If you have a question please press star, 1 on your touchtone telephone at this time. If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you please pick up your handset to provide optimum sound quality.

Once again ladies and gentlemen that is star, 1 on your touchtone telephone at this time.

Thank you. Our first question is coming from Sam Bergman with Bayberry Capital. Please go ahead with your question.

Sam Bergman:

Good afternoon, an excellent quarter. I have a couple of questions. First of all can you give me an idea if the capex is going to be in the 1.2 million dollar range to 1.5 for the year, given the 300 thousand spent in the first quarter, or is it expected to be greater than that?

Hugh Regan:

Currently Sam I would anticipate that our capex would actually be slightly under a million for this year based upon the current budget. But there is the possibility, depending on how much we get a ramp here that we may need to go over that amount. But at the current time I would anticipate approximately a million dollars for this year.

Sam Bergman:

And can you give us any idea of going forward on margins in the second, third and fourth quarters? Is there any way you can do that?

Hugh Regan:

We typically don't provide guidance on margin other than to say that we - right now we're in the low 40s and would anticipate being in the low 40s based upon the current revenue ranges that we see for our next several quarters.

Sam Bergman:

When you have product obsolescence inventory, is that normally taken on the quarter-to-quarter basis or is that done at the end of the year?

Hugh Regan:

Historically we used to only do our inventory obsolescence analysis on a detailed basis at the end of each year. Starting with the first quarter of 2004 we now do that at the end of each quarter. So to answer your question we are doing it now quarterly.

Sam Bergman:

What's the average percentage of inventory obsolescence that the company has run in the past three years?

Hugh Regan:

That's a difficult question to answer. In the last three years the company has obsoleted and written off approximately 6 million dollars in inventory. So our inventory obsolescence percentages during the downturns have been significant relative to our operation.

We believe at this point in the cycle we should not have what I would call significant or material inventory obsolescence, although it is not unheard of as you go into a recovery to still have what I would call trailing obsolescence charges as we see what products are really going to drive this recovery.

The charge for the first quarter of 100 thousand is what we would consider to be a recurring level of obsolescence charge. Last year our total obsolescence charges were approximately 900 thousand. So for this year you know I typically don't provide guidance on inventory obsolescence but you know, our estimate is recurring charges of 100 thousand dollars a quarter but we could easily go over that. Our inventory obsolescence criteria are materially if it's not used in twelve months it is obsoleted and written off. So we do have very conservative criteria in that regard.

Sam Bergman:

And can you also tell me on the manipulator product line, what's the lead time right now on that product line?

Hugh Regan:

Bob?

Bob Matthiessen:

It depends on the product. It could be anywhere from six weeks to sixteen weeks.

Sam Bergman:

Six to sixteen weeks.

Bob Matthiessen:

Yes.

Sam Bergman:

And do you have any outlook or forecast for orders going into the third and fourth quarter at this point, or not?

Hugh Regan:

We're not providing any guidance at this point for the third or the fourth quarter.

Sam Bergman:

So how long does your backlog really stretch out, the 17 - actually you said 13.9 million?

Hugh Regan:

Correct. Our backlog, the bulk of our backlog - and I would say the bulk of our backlog I'm probably saying about 75% of it would be scheduled to ship within the current quarter. It's not unusual for us at all to book between 20 and 40% of our quarter's business within a quarter and actually ship it within that quarter.

Sam Bergman:

OK, so in other words about 3 million dollars this. Normally it doesn't get shipped in that quarter.

Hugh Regan:

Again it depends quarter by quarter. I've not done a detailed analysis of the current 14 million dollar backlog that's sitting out there to determine when it will all ship but I can tell you from meetings with our sales and marketing people, you know, bookings have continued strong into the second quarter and we currently anticipate an adequate level of bookings to meet the guidance that we have provided today on the call.

Sam Bergman:

And the only other question I want to ask you is have you got any OEM products that will reduce margins in the second quarter? Is that an anomaly or how does that work for the year of 2004?

Bob Matthiessen:

That could go either way. We never know what the mix is going to be. It looks like one of our low margin lines is going to get a lot of orders this quarter. That could be wrong, we don't know. That's why we have such a wide range. So it depends on whether its OEM orders or end user orders. Now for instance in this past quarter I think we had only 42% OEM versus 58% end user. If that flips around you will see, typically you will see margins come down a little bit. But it goes back and forth. It's very difficult to predict. Right now we're predicting that we think we're going to get a couple of large OEM orders that would drive margins slightly down and that's why we put such a large range on the forecast or guidance.

Sam Bergman:

Is there a possibility that the top line will be increased or the expectations of the top line will be increased if you get those two large OEM orders?

Hugh Regan:

Bob that's one of the reasons that the top line right now ranges from 17.5 to 19 million, because we feel there is some variability there. You know, could we exceed that number? Of course we could as we did this quarter. But we conservatively believe at this point that that's the range our revenues will come in.

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[Non-material closing remarks omitted]